Exhibit 99.1

Agritek Holdings, Inc. Announces Resignation of CEO, Names New Interim CEO, With Company To Bring On New Advisory Board And Management Consultants Specializing In Cannabis Sector

LOS ANGELES, CA, Dec. 10, 2018 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – Agritek Holdings, Inc. (OTC PINK: AGTK) www.AgritekHoldings.com, a fully integrated, active real estate investor for the cannabis sector in the United States and Canada, today announced that B. Michael Friedman has resigned as sole Director and CEO to pursue other opportunities, effective December 11, 2018. Effective immediately, the Board has appointed Mr. Suneil Singh Mundie as the Interim Chief Executive Officer. Mr. Friedman will assist management in a smooth transition with ongoing projects and relationships until the end of the year 2018.

Mr. Mundie stated, "Agritek Holdings appreciates the valuable contributions that Mr. Friedman has made to Agritek Holdings over his years of service and we wish him well in his next endeavors. B. Michael Friedman was a tremendous asset in laying the foundation for our robust future, and we understand his decision to pursue another growth opportunity,” further said Mundie.

For over the past 5 years Mr. Mundie has primarily spent his time providing advisory services to the Cannabis industry. He has advised both privately and publicly held Canadian and U.S. companies. His focus has been on restructuring and recapitalization. Mr. Mundie has been responsible for raising over $50 million dollars for companies in the Cannabis space. Additionally, Mr. Mundie specializes in providing both retail and institutional financing in the form of both equity and debt as well as advising on IPO and RTO processes. He has forged relationships with many of the industry's key figures during his time in the sector. Mr. Mundie graduated with a Bachelor's degree from the University of British Columbia.

 “It has been an enormous privilege to have led Agritek Holdings for the last eight years essentially growing from a start-up to be one of the first fully reporting Companies within the cannabis sector. We have had our prosperous years as a pioneer within the industry and I feel it is now time to turn the Company over to a leader I feel has the experience, investment knowledge and contacts combined with industry back round to return Agritek Holdings to its’ role as an innovative leader within the sector. I have returned the majority of all my equity and stock holdings to treasury and our legal counsel to help ensure present outstanding debts are managed and operations may continue to expand and become profitable under our new interim CEO,” stated Friedman.

While a search for Friedman’s long term successor is already underway, Mr. Mundie will act as interim CEO, Director and Chairman of the Board and will oversee the transition period until the appointment of a full management board and advisory team. The Company expects to file the 8K and Quarterly financial report for September 30th 2018 within the next few days.

About Agritek Holdings, Inc.

Agritek Holdings, Inc. (www.AgritekHoldings.com), is a fully integrated, active investor and operator in the legal cannabis sector. Specifically, Agritek Holdings provides strategic capital and functional expertise to accelerate the commercialization of its diversified portfolio of cannabis related holdings. Currently, the Company is focused on three high-value segments of the cannabis market, including real estate investment, intellectual property/brands, and infrastructure, with operations in three U.S. States, Canada and Puerto Rico. Agritek Holdings, Inc. presently owns or manages property in Colorado, Washington State, Puerto Rico and Canada and has licenses with permitted facilities in California approved for cultivation as well as manufacturing capabilities. The company owns several Hemp and cannabis brands for distribution including "Hemp Pops", Hemp oil wellness products and "California Premiums". Agritek Holdings, Inc. does not directly grow, harvest, or distribute or sell cannabis or any substances that violate or contravene United States law or the Controlled Substances Act, nor does it intend to do so in the future.

FORWARD-LOOKING DISCLAIMER:

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Agritek Holdings, Inc. to be materially different from the statements made herein. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding expected timing of the filing of the Annual Report on Form 10-Q for the quarter ended June 30, 2018.  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to timely file our requisite filings with the Securities and Exchange Commission, our ability to meet the continued listing requirements of the OTC MKT, our ability to expand leadership activities in support of our sales, our ability to continue to grow, our ability to integrate the entities that we have acquired, our ability to strengthen our internal controls and the other risks outlined under "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 and our other filings with the SEC, including subsequent reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Agritek Holdings, Inc.

www.AgritekHoldings.com

305.721.2727

info@agritekholdings.com